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                        SETTLEMENT AGREEMENT AND RELEASE

         This SETTLEMENT AGREEMENT AND RELEASE (the "SETTLEMENT AGREEMENT") is made and entered into by and between Netsol International, Ltd., a Nevada corporation based in Woodland Hills, California ("NETSOL"), and BLUE WATER PARTNERS, LLC ("BLUE WATER"), and inures to the benefit of the above-named parties' current, former and future parents, joint venturers, subsidiaries, related and/or affiliated entities, predecessors, successors, trust beneficiaries, officers, attorneys, accountants, insurers, reinsurers, directors, shareholders, agents, employees and assigns.

                                    RECITALS

         A. WHEREAS, NETSOL believes that BLUE WATER, from time to time, has been a beneficial owner of more than 10% of NETSOL's outstanding common stock, and therefore subject to certain reporting and restrictive requirements, including Section 16 of the Securities Exchange Act of 1934 (the "1934 Act").

         B. WHEREAS, on or about March 2000 Blue Water informed NETSOL of potential 16(b) issues that may exist. On or about April 10, 2000 NetSol sent a formal demand letter to BLUE WATER communicating its awareness that BLUE WATER had engaged in transactions involving NETSOL's common stock which NETSOL believes resulted in BLUE WATER realizing profits recoverable by NETSOL pursuant to Section 16(b) of the 1934 Act (the "TRANSACTIONS").

         C. WHEREAS, BLUE WATER represents and warrants that it, including its subsidiaries, related and/or affiliated entities, predecessors, joint venturers, successors, officers, directors, shareholders, agents, employees and assigns, including but not limited to Blue Water Master Fund L.P., Blue Water Partners I, L.P., Blue Water Fund, Ltd., Blue Water Partners II, L.P., JDI Management Corp. and Tuna Capital, LLC, has disclosed all transactions involving NETSOL common stock that are required to disclose pursuant to the federal securities laws;

         D. WHEREAS, both NETSOL and BLUEWATER, after consultation with their respective accountants based on trading records presented by BLUE WATER, and NETSOL's independent accountants have calculated the alleged profits recoverable by NETSOL to be $1,427,145, including interest and BLUE WATER has accepted this amount;

         E. WHEREAS, BLUEWATER has delivered to NETSOL as cashier's check in the amount of $1,427,145;

         F. WHEREAS, NETSOL and BLUE WATER wish to resolve any past, current and future disputes and claims between them arising from or related to Section 16(b) of the 1934 Act;

         NOW, THEREFORE, for and in consideration of the payment described above in Recital E and the execution of this SETTLEMENT AGREEMENT and the mutual covenants contained in the following paragraphs, NETSOL and BLUE WATER agree as follows:

         1. INCORPORATION OF RECITALS. The Recitals and identification of the parties to, and beneficiaries of, this SETTLEMENT AGREEMENT are incorporated by references as though fully set forth herein.

         2. RELEASE. NETSOL, for itself and its heirs, executors, administrators, assigns and successors, its officers, directors, employees, shareholders, lenders, agents (including attorneys, insurers and representatives) , any entity now or in the past or hereinafter controlled by it and its past and present officers, directors, employees, shareholders, agents and each of their respective heirs, representatives, executors, trustees, partners, administrators, successors, and assigns (whether express, by implication, or by operation of law) and BLUE WATER and each of its current, former and future parents, subsidiaries, related and/or affiliated entities, predecessors, joint venturers, successors, officers, directors, shareholders, agents, employees and assigns, including but not limited to Blue Water Master Fund L.P., Blue Water Partners I, L.P., Blue Water Fund, Ltd., Blue Water Partners II, L.P., JDI Management Corp. and Tuna Capital, LLC, fully and forever release and discharge each other with respect to any and all claims, liabilities, causes of action that either party had, now has or hereafter can, shall or may have, either directly or indirectly, relating to BLUE WATER's potential or actual violation of Section 16(b) of the 1934 Act arising from the TRANSACTIONS.

         3. SEVERABILITY OF PROVISIONS. The parties agree that if any provision of this SETTLEMENT AGREEMENT is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the full extent permitted by law.

         4. INTEGRATED AGREEMENT. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this SETTLEMENT AGREEMENT contains the entire agreement of the parties and supercedes any prior agreements on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

         5. VOLUNTARY EXECUTION. The parties hereby acknowledge that they have read and understand this SETTLEMENT AGREEMENT and that they sign this SETTLEMENT AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party (including the parties' respective attorneys), other than those contained within this SETTLEMENT AGREEMENT.

         6. AGREEMENT DOES NOT CONTROL UNDISCLOSED TRANSACTIONS. The parties further agree that should any previously undisclosed transactions be discovered in contravention of Recital C above, this SETTLEMENT AGREEMENT does not apply to those previously undisclosed transactions. The parties retain all of their respective rights and remedies with respect to any undisclosed transactions.

         7. WAIVER, AMENDMENT AND MODIFICATION OF SETTLEMENT AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this SETTLEMENT AGREEMENT shall be effective unless in writing and signed by all parties. No waiver of any term, condition or default of any term of this SETTLEMENT AGREEMENT shall be construed as a waiver of any other term, condition or default.

         8. AUTHORITY TO ENTER INTO AGREEMENT. Each party represents and warrants that, as of the date of the execution of this SETTLEMENT AGREEMENT, he, she, or it, has the sole right and authority to execute this SETTLEMENT AGREEMENT, and he, she, or it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claims or demands relating to any right surrendered by virtue of this SETTLEMENT AGREEMENT. Each party further represents and warrants that he, she, or it has had the opportunity to consult and has consulted legal counsel in connection with the negotiation and execution of this SETTLEMENT AGREEMENT.

            Each of the parties and its signatory represents that the signatory is either a party or a business representative or assignee of, and is fully authorized to execute this SETTLEMENT AGREEMENT on behalf of, the party for whom he or she signs.

         9. CALIFORNIA LAW. The parties agree that this SETTLEMENT AGREEMENT and its terms shall be construed under California law.

         10. VENUE. The parties agree that all disputes and claims arising from this SETTLEMENT AGREEMENT must be brought in the United States in a California state court in and for the County of Los Angeles or in the United States District Court for the Central District of California.

         11. DRAFTING. The parties agree that this SETTLEMENT AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this SETTLEMENT AGREEMENT.

         12. HEADINGS ARE NOT CONTROLLING. The headings used in this SETTLEMENT AGREEMENT are for the purpose of organization only and are not intended to inform, alter, or control the terms of this SETTLEMENT AGREEMENT.

         13. FACSIMILE SIGNATURE. Facsimile signatures on this SETTLEMENT AGREEMENT shall be treated as original signatures.

         14. COUNTERPARTS. This SETTLEMENT AGREEMENT may be signed in counterparts, and said counterparts shall be treated as though signed as one document.

         15. CIVIL CODE SECTION 1542. It is the intention of the parties in executing this Agreement, and receiving the items of personal property called for by this Agreement, that this Agreement shall be effective as a full and final accord in satisfaction and general mutual release of and from any claims, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, accounts and causes of action of every kind and nature whatever, whether now known or unknown, suspected or unsuspected, specified herein as "Released Matters." In furtherance of this intention, each of the parties acknowledges that he/she/it is familiar with California Civil Code Section 1542 which provides as follows:

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                  "A general release does not extend to claims which the
         creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                  Each of the parties waives and relinquishes any right or benefit which it has or may have under California Civil Code Section 1542, or the law of any other jurisdiction to the same or similar effect, with respect to the subject matter of this Agreement. In connection with this waiver and relinquishment, each of the parties acknowledges that it is aware that it or its attorneys may discover claims or facts in addition to or different from these which it now knows or believes to exist with respect to the subject matter of this Agreement or any party to this Agreement or any party to this Agreement; but that its intention is to fully, finally and forever settle and release all of the Release Matters, whether know or unknown, suspected or unsuspected, which no exist, may exist or existed, between the Parties, except as specified in this Agreement. In furtherance of this intention, the releases shall be and remain in effect as full and complete general mutual releases, notwithstanding the discovery or existence of any such additional or different claims or facts. Each party further represents and warrants that the meaning and effect of California Civil Code Section 1542 has been explained to it by its attorneys and that each party to this Agreement has had adequate opportunity to fully discuss the effect on its legal rights of the waiver of this section of the Civil Code.



                           [SIGNATURE PAGE TO FOLLOW]

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         IN WITNESS WHEREOF, the parties hereto have caused this SETTLEMENT
AGREEMENT to be signed on the date and year written below.



                                            NETSOL INTERNATIONAL, LTD.


Dated: June 6, 2000                             /s/ Najeeb Ghauri
                                                ------------------------
                                            By: Najeeb Ghauri
                                                President

                                             BLUE WATER PARTNERS, LLC



                                             BY: JDI MANAGEMENT CORP., A MEMBER



Dated: May 28, 2000                          /s/ Jonathan D. Iseson
                                             By Jonathan D. Iseson, President



              [SIGNATURE PAGE TO SETTLEMENT AGREEMENT AND RELEASE]